Exhibit 99.1
ENVIRONMENTAL TECTONICS CORPORATION
ANNOUNCES DELAY IN FORM 10-Q FILING, PROVIDES PRELIMINARY SECOND
QUARTER FISCAL 2008 RESULTS
               Southampton, PA: October 15, 2007 – Environmental Tectonics Corporation (AMEX: ETC) (“ETC” or the “Company”) previously filed, on October 9, 2007, a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission, stating that the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 24, 2007, would not be filed on its due date, October 9, 2007. As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended February 23, 2007, in May 2003, the Company had filed a certified claim with the Department of the Navy (the “Government”) seeking costs totaling in excess of $5.0 million in connection with a contract for submarine rescue decompression chambers. As of February 23, 2007, the Company had recorded $3.0 million in claims receivable for this claim. The Company had also previously disclosed, in a Current Report on Form 8-K dated June 28, 2007, that on June 14, 2007, the Government had amended its Answer to the Company’s claim to add counterclaims. On June 27, 2007, the Company and the Government filed a Joint Motion to Dismiss with prejudice all of the Company’s claims against the Government in connection with this contract. The Joint Motion to Dismiss was granted on June 28, 2007.
               In June 2007, the Company reached a tentative settlement, subject to necessary governmental approvals, regarding the Government’s counterclaims, whereby the Company agreed to pay to the Government $3.3 million and transfer the submarine rescue decompression chambers to the Government, at which time the Company will have no further obligations or claims under this contract. In September 2007, at the Government’s request, the Company agreed to increase the amount to be paid to the government from $3.3 million to $3.55 million. It is not known at this time how long the approval process will take and there can be no assurance that such settlement will be finalized or approved. In the event that the settlement is not approved, the litigation regarding the Government’s counterclaims will continue.
               In connection with the tentative settlement agreement, the Company had recorded a net pre-tax charge of $5.9 million in the first quarter of fiscal 2008, comprised of $6.4 million of claim costs partially offset by $.5 million of previously reserved contract revenue. An additional $250,000 charge was recorded in the second quarter of fiscal 2008.
               The Company expects to fund the $3.55 million cash payment required by the settlement agreement with a combination of cash on hand and through an additional investment by H. F. Lenfest, a significant shareholder and member of the Company’s Board of Directors, which was completed on August 23, 2007.
               Effective October 2, 2007, the U. S. Navy suspended ETC from performing work for the federal government pursuant to the Federal Acquisition Regulations. On October 10,

2007, representatives from ETC and the Company’s attorneys met with the Navy’s suspending official to discuss the suspension. At this point it is not known how long the suspension will continue.
               The Company continues to analyze the impact of the tentative settlement with the Government on its financial statements and the Audit Committee of the Company’s Board of Directors is reviewing the circumstances related thereto. This review has not been completed as of this date. The Company currently intends to complete this review and file its Reports on Form 10-Q for the quarterly periods ended May 25, 2007 and August 24, 2007 on or before January 17, 2008.
               Following are ETC’s financial results for the second quarter of fiscal 2008. These results are preliminary pending the completion of the analysis of the impact of the aforementioned tentative settlement with the U. S. Navy.
     The Company had a net loss of $2,970,000, or $0.34 per share (basic and diluted), during the second quarter of fiscal 2008 compared to a net loss of $2,148,000, or $0.24 per share (basic and diluted), for the second quarter of fiscal 2007, representing an increase in net loss of $822,000 or 38.3%. This increase in net loss was due primarily to an increase in selling, general and administrative expense of $491,000, or 22.9%, and a $250,000 charge related to the aforementioned tentative settlement with the U. S. Navy.
          Sales for the second quarter of fiscal 2008 were $4,247,000 as compared to $4,329,000 for the second quarter of fiscal 2007, a slight decrease of $82,000 or 1.9%. The sales decrease primarily reflected a $934,000 or 38.7% decrease in international Pilot Training Systems (PTS) sales (including sales of our foreign subsidiaries), offset in part by an increase in domestic Sterilizer equipment sales (up $717,000 or 159.7%).
               Geographically, domestic sales in the second quarter of fiscal 2008 were $2,400,000 as compared to $1,451,000 in the second quarter of fiscal 2007, an increase of $949,000 or 65.4%, reflecting the aforementioned increase in Sterilizer equipment. Domestic sales represented 56.5% of the Company’s total sales in the second quarter of fiscal 2008, up from 33.5% for the second quarter of fiscal 2007. U.S. Government sales in the second quarter of fiscal 2008 were $79,000 as compared to $152,000 in the second quarter of fiscal 2007 and represented 1.9% of total sales in the second quarter of fiscal 2008 versus 3.5% for the second quarter of fiscal 2007. International sales for the second quarter of fiscal 2008 were $1,768,000 as compared to $2,726,000 in the second quarter of fiscal 2007, a decrease of $958,000 or 35.1%, reflecting the aforementioned decrease in PTS sales, and represented 41.6% of total sales as compared to 63.0% in the second quarter of fiscal 2007.
               Gross profit for the second quarter of fiscal 2008 was $543,000 as compared to $494,000 in the second quarter of fiscal 2007, an increase of $49,000 or 9.9%. This increase reflected an improvement in gross profit rate as a percentage of sales to 12.8% from 11.4% in the second quarter of fiscal 2007. Improved gross profit rates were evidenced in all product categories except parts and service.
               Selling and administrative expenses for the second quarter of fiscal 2008 were $2,635,000 as compared to $2,144,000 in the second quarter of fiscal 2007, an increase of $491,000 or 22.9%. This increase was primarily the result of higher legal and selling department costs.
               Claims settlement costs consist of an accrual for an additional payment of $250,000 to the U. S. Government under the aforementioned tentative settlement with the U. S. Navy.

	Selected Financial Data
	(unaudited)
	Thirteen weeks
	ended		Variance
	August	August
	24, 2007	25, 2006	$	%
	(amounts in thousands except per share information)
Sales:
Domestic	$2,400	$1,451	$949	65.4%
US Government	79	152	(73)	(48.0%)
International	1,768	2,726	(958)	(35.1%)

Total Sales	4,247	4,329	(82)	(1.9%)

Gross Profit	543	494	49	9.9%
Selling, general and administrative expenses	2,635	2,144	(491)	(22.9%)
Claim settlement costs	250	—	(250)	na
Research and development	237	263	26	9.9%

Operating loss	(2,579)	(1,913)	(666)	(34.8%)
Interest expense, net	386	284	(102)	(35.9%)
Other expense, net	11	(43)	(54)	(125.6%)
Income taxes	—	4	4	100.0%
Minority interest	(6)	(10)	(4)	(40.0%)

Net loss	$(2,970)	$(2,148)	$(822)	(38.3%)
Net loss per common share	$(0.34)	$(0.24)	$(0.10)	(41.7%)

		Selected Financial Data
		(unaudited)
	Twenty-six weeks
	ended		Variance
	August	August
	24, 2007	25, 2006	$	%
	(amounts in thousands except share and per share information)
			( ) = Unfavorable
Sales:
Domestic	$4,841	$3,216	$1,625	50.5%
US Government	648	418	230	55.0%
International	3,105	5,270	(2,165)	(41.1)%

Total Sales	8,594	8,904	(310)	(3.5)%

Gross Profit	1,438	1,508	(70)	(4.6)%
Selling, general and administrative expenses	5,434	4,636	(798)	(17.2)%
Claim settlement costs	6,643	—	(6,643)	na
Research and development	291	486	195	40.1%

Operating loss	(10,930)	(3,614)	(7,316)	(202.4)%
Interest expense, net	740	566	(174)	(30.7)%
Other expense, net	41	7	(34)	(485.7)%
Income taxes	—	9	9	100.0%
Minority interest	(11)	(17)	(6)	(35.3)%

Net loss	$(11,700)	$(4,179)	$(7,521)	(180.0)%
Net loss per common share	$(1.32)	$(0.47)	$(0.85)	(180.9)%

               William F. Mitchell, ETC’s President and Chairman, stated, “The NASTAR Center officially opened for business October 4th, on the 50th anniversary of the launch of the Soviet satellite Sputnik, which initiated the space age. Over 100 invitees from all geographical areas and backgrounds attended the two-day event. Highlights included a visit by Buzz Aldrin, former astronaut and the second man to walk on the moon, presentations by Anousheh Ansari and Greg Olson, private space explorers, and visits by Dan Berry and Yvonne Cagle, NASA astronauts.
               During the fiscal second quarter, ETC was awarded two very important and significant research contracts related to our NASTAR Center. Both the U. S. Navy and the U. S. Air Force ordered Tactical Aircraft Configuration Modules which are to be used with ETC’s ATFS-400 Centrifuge. The ultimate goal of this research is to develop and validate a ground-based approach to tactical flight training under a high performance jet aircraft g-force environment. In conjunction with our strategy to introduce our Authentic Tactical Fighting System to the militaries of the world, we formed the Defense Business Development Advisory Board which includes senior retired military officers.
               New contract awards continued at a higher pace in our Sterilizer and Hyperbaric lines. In our PTS line, we hope to announce in the near future the award of two major contracts from international customers.”
          ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.
          This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, ”will”, ”should”, ”could”, ”would”, ”expect”, ”plan”, ”anticipate”, ”believe”, ”estimate”, ”continue”, or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, failure to obtain new contracts, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 23, 2007.
Contact: Duane D. Deaner, CFO                              Tel: 215-355-9100 (ext. 1203)                                                  Fax: 215-357-4000
ETC – Internet Home Page:     http://www.etcusa.com